BONDS.COM GROUP, INC. 8-K

Exhibit 10.6

EXECUTION VERSION

CONSULTING AGREEMENT

This is a CONSULTING AGREEMENT (this “Agreement”) dated as of August 1, 2012 (the “Effective Date”), between BONDS.COM GROUP, INC., a Delaware corporation (the “Company”), and DAVID J. WEISBERGER (“Consultant”).

Consultant was formerly employed by the Company, and the Company and Consultant have agreed to end their employment relationship pursuant to the terms and subject to the conditions set forth in the Separation Agreement dated as of the even date herewith (the “Separation Agreement”).  Additionally, the Company and Consultant desire to enter into a consulting relationship pursuant to the terms and subject to the conditions of this Agreement.

Accordingly, in consideration of the mutual promises set forth below, the Company and Consultant agree as follows:

1.   Recitals.  The parties agree that the above Recitals are true and correct and are incorporated into this Agreement by reference.

2.   Consulting Relationship.  During the Consulting Term of this Agreement, Consultant will provide consulting services (the “Services”) to the Company as described on Exhibit A attached to this Agreement.  Consultant shall use Consultant’s best efforts to perform the Services such that the results are reasonably satisfactory to the Company.  Consultant shall not be required to report to the Company’s principal offices except when his Services under this Agreement require his presence at the Company’s principal offices, as determined in the reasonable discretion of the Company.

3.   Amendment to Options.  The Company and Consultant will enter into an Amendment No. 1 to Notice of Stock Option Grant and Stock Option Agreement dated as of the Effective Date with respect to (a) the Notice of Stock Option Grant and a Stock Option Agreement dated as of February 2, 2011, between the Company and Consultant, with an exercise price of $0.07 per share, and (b) the Notice of Stock Option Grant and a Stock Option Agreement dated as of February 2, 2011, between the Company and Consultant, with an exercise price of $0.105 per share, a copy of which is attached hereto as Exhibit B and Exhibit C, respectively (collectively, the “Option Amendments”).  Except for the Option Amendments, Consultant acknowledges that he is not entitled to any compensation or other benefit for his provision of the Services under this Agreement.

4.   Expenses.  The Company will reimburse Consultant for reasonable and documented out-of-pocket expenses incurred in the performance of the Services, but only to the extent pre-approved by the Company’s Chief Executive Officer (“Chief Executive Officer”) and otherwise in accordance with the Company’s reimbursement policies in place from time to time.

5.   Term and Termination.  Consultant shall serve as a consultant to the Company for a period (the “Consulting Term”) commencing on the Effective Date and ending on July 31, 2013 (the “Termination Date”).  The parties may agree on or before the expiration of the Consulting Term to renew the consulting relationship; provided, however, that any such renewal shall not be deemed to occur automatically and must be reduced to a written agreement signed by the parties to be effective.   Notwithstanding anything in this Agreement to the contrary, the Consulting Term shall terminate prior to the Termination Date as follows: (i) immediately upon Consultant’s death, and (ii) on the date of termination set forth in a written notice of termination delivered to Consultant by the Company for any reason (whether for Cause or without Cause).

6.   Effect of Termination.  Sections 7, and 9 through 27 will survive the expiration or termination of this Agreement and remain in full force and effect, and the termination of this Agreement will not relieve the parties of any liability or obligation that accrued prior to such termination.  For the avoidance of doubt, the terms and conditions set forth in the Option Amendments shall survive any expiration or termination of this Agreement in accordance with their terms, and no termination by the Company (whether with or without Cause) under this Agreement shall affect Consultant’s rights under the Separation Agreement.

7.   Independent Contractor.  Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee. Nothing in this Agreement is intended or shall be construed to imply that Consultant is a partner or joint venturer with, or an agent or employee of, the Company.

7.1           Consultant shall be solely responsible for determining the method, details and means of performing the Services; provided, however, Consultant may not employ or engage other persons to perform the Services required by this Agreement without the prior written authorization of the Company.

7.2           Consultant has no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

7.3           Consultant acknowledges and agrees that Consultant will not be eligible for any Company employee benefits and, to the extent Consultant otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant hereby expressly declines to participate in such Company employee benefits.

7.4           To the extent applicable, Consultant shall not be deemed to be employed by the Company for purposes of any tax (including, without limitation, income tax withholding and payroll taxes) or any state law with respect to employment or compensation for employment and Consultant will file any and all tax forms required of an independent contractor.  Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to any such taxes, including any liability for, or assessment of, any income tax withholding or payroll taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant.

8.   Supervision of Consultant’s Services.  All of the Services to be performed by Consultant, including but not limited to, the Services, will be as agreed between Consultant and the Chief Executive Officer.  Consultant will be required to report to the Chief Executive Officer concerning the Services performed under this Agreement.  The nature and frequency of these reports will be left to the discretion of the Chief Executive Officer.

9.   Company Property.  All documents and other property that are in Consultant’s possession as a result of Consultant’s work for the Company, or that have come into Consultant’s possession pursuant to this Agreement (in both cases, whether supplied by the Company or otherwise), including, without limitation, products, data, materials, client information and/or other information, and any copies thereof (collectively, the “Company Property”), will be and remain the exclusive property of the Company.  Upon the termination of this Agreement, or at such earlier time if requested by the Company, Consultant will deliver promptly to the Company all of the Company Property.  The parties acknowledge that Consultant is required to return Company Property no later than seven (7) days after the Separation Date (as defined in the Separation Agreement) under the terms of the Separation Agreement.  Nothing in this Section 9 shall be deemed to authorize Consultant to continue to possess any Company Property, and Consultant will comply with Section 3 of the Separation Agreement in all respects, except where the Company may give its prior written authorization to permit Consultant to continue to possess certain Company Property.

10.   No Consulting or Other Services for Competitors. Consultant represents and warrants that Consultant does not presently perform or intend to perform, during the Consulting Term of this Agreement, consulting or other services for, or engage in or intend to engage in an employment relationship with, companies whose businesses or proposed businesses in any way involve products or services which would be competitive with the Company’s products or services, or those products or services proposed or in development by the Company during the Consulting Term of this Agreement.

11.   Nondisclosure and Nonuse of Proprietary Information; Ownership of Intellectual Property.

11.1           Consultant acknowledges that the continued success of the Company and its Subsidiaries and Affiliates depends upon the use and protection of a large body of Proprietary Information.  Consultant agrees that he shall not disclose or use at any time, either during his engagement with the Company or thereafter, any Proprietary Information of which Consultant is or becomes aware, whether or not such information is developed by Consultant, except to the extent that such disclosure or use is directly related to and required by Consultant’s performance of duties assigned to Consultant by the Chief Executive Officer or otherwise under this Agreement.  Consultant shall take all reasonable and appropriate steps to safeguard Proprietary Information and to protect it against disclosure, misuse, espionage, loss and theft.  The foregoing shall not, however, prohibit disclosure by Consultant of Proprietary Information that has been published in a form generally available to the public prior to the date Consultant proposes to disclose such information.  Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.  Consultant agrees to deliver immediately to the Company at the termination or expiration of his engagement for any reason, or at any other time the Company may request in writing, all copies and embodiments, in whatever form, of memoranda, notes, plans, records, reports and other documents (and copies thereof), relating to the business of the Company or its Subsidiaries or Affiliates (including, without limitation, all Proprietary Information or Intellectual Property) that he may then possess or have under his control.

11.2           At all times during Consultant’s engagement and thereafter, Consultant shall not use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Consultant has an obligation of confidentiality, and shall not bring onto the premises of the Company or its Subsidiaries or Affiliates any unpublished documents or any property belonging to any former employer or any other person to whom Consultant has an obligation of confidentiality unless consented to in writing by the former employer or person.  Consultant shall use in the performance of his duties only information that is (i) generally known and used by persons with training and experience comparable to Consultant’s and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by the Company or its Subsidiaries or Affiliates or (iii) in the case of materials, property or information belonging to any former employer or other person to whom Consultant has an obligation of confidentiality, approved for such use in writing by such former employer or person.  If at any time during this engagement with the Company or any Subsidiary, Consultant believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Consultant may have to former employers, Consultant shall immediately advise the Chief Executive Officer so that Consultant’s duties can be modified appropriately.  Consultant represents and warrants to the Company that Consultant took nothing with him which belonged to any former employer when Consultant left his prior position and that Consultant has nothing that contains any information which belongs to any former employer (except any Company property which is to be returned pursuant to the terms of the Separation Agreement).  If at any time Consultant discovers this is incorrect, Consultant shall promptly return any such materials to Consultant’s former employer.  The Company does not want any such materials, and Consultant shall not be permitted to use or refer to any such materials in the performance of Consultant’s duties hereunder.

11.3           Consultant understands that the Company and its Subsidiaries and Affiliates will receive from third parties confidential or proprietary information (“Third-Party Information”) subject to a duty on the Company’s and its Subsidiaries’ and Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes.  At all times during Consultant’s engagement and thereafter, and without in any way limiting the provisions of Section 11.1 above, Consultant will hold Third-Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its Subsidiaries and Affiliates who need to know such information in connection with their work for the Company or such Subsidiaries and Affiliates) or use, except in connection with his work for the Company or its Subsidiaries and Affiliates, Third-Party Information unless expressly authorized by the Chief Executive Officer in writing.

11.4           In the event that Consultant during the term of his engagement by the Company generates, authors, conceives, develops, acquires, makes, reduces to practice or contributes to any discovery, formula, Trade Secret, invention, innovation, improvement, development, method of doing business, process, program, design, analysis, drawing, report, data, software, firmware, logo, device, method, product or any similar or related information, any copyrightable work or any Proprietary Information (collectively, “Intellectual Property”), Consultant acknowledges that such Intellectual Property is and shall be the exclusive property of the Company or one of its Subsidiaries.  Any copyrightable work prepared in whole or in part by Consultant shall to be deemed “a work made for hire” to the maximum extent permitted under Section 201(b) of the 1976 Copyright Act as amended, and the Company or one of its Subsidiaries shall own all of the rights comprised in the copyright therein.  Without limiting the foregoing, Consultant hereby assigns his entire right, title and interest in and to all Intellectual Property to the Company and its Subsidiaries.  During and after the term of Consultant’s engagement with the Company, Consultant shall promptly and fully disclose all Intellectual Property to the Company and shall cooperate with the Company and its Subsidiaries to establish, confirm and protect the Company’s and its Subsidiaries’ interests in and rights and title to such Intellectual Property (including, without limitation, providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company, whether such requests occur prior to or after expiration or termination of Consultant’s engagement with the Company).

12.   Non-Compete; Non-Solicitation.  Consultant acknowledges that in the course of Consultant’s engagement with the Company and its Subsidiaries, Consultant has, and will continue to, become familiar with the Company’s and its Subsidiaries’ trade secrets and with other Proprietary Information concerning the Company and its Subsidiaries and that Consultant’s services have been and will be of special, unique and extraordinary value to the Company and its Subsidiaries.  Therefore, in further consideration of the compensation to be paid to Consultant hereunder, Consultant agrees that, without limiting any other obligation pursuant to this Agreement:

12.1           At all times during Consultant’s engagement and for a period thereafter of twelve (12) months (the “Protection Period”), Consultant shall not directly or indirectly, either for Consultant or for any other Person, own any interest in, manage, control, participate in, consult with, render services for, or in any other manner engage in any business with any Person (including, without limitation, any division, group or franchise of a larger organization) that engages in the Business anywhere in North America or in any other country in which the Company or any of its Subsidiaries engages in the Business.  For purposes of this Agreement, the term “participate in” shall include, without limitation, having any direct or indirect interest in any corporation, partnership, joint venture or other entity, whether as a sole proprietor, owner, stockholder, partner, joint venture, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise).  For purposes of this Agreement, “Business” means, collectively, the electronic trading of fixed income securities or any other businesses of the Company or any of its Subsidiaries as such businesses exist at the date of expiration or termination of this Agreement.  Nothing herein shall prohibit Consultant from (i) owning not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as Consultant has no active participation in the business of such corporation, and (ii) trading or investing in mortgage backed securities directly or as an employee or contractor of a broker-dealer, investment advisor, investment company or private fund, including where Consultant is using an electronic trading platform solely as a user or trader and is not otherwise engaged in the Business.

12.2           At all times during Consultant’s engagement and during the Protection Period, Consultant shall not directly or indirectly through another Person (other than on behalf of the Company and its Subsidiaries) (i) induce or attempt to induce any Consultant or officer or independent contractor of the Company or any of its Subsidiaries to leave the employ of, or terminate its affiliation with, the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any of its Subsidiaries and any such Person, (ii) hire or seek any business affiliation with any Person who was an employee or officer or independent contractor of the Company or any of its Subsidiaries within one year after such Person ceased to be an officer or Consultant of the Company or any of its Subsidiaries, or (iii) induce or attempt to induce any customer, client, supplier, licensee, referral source or other business relation of the Company or any of its Subsidiaries to cease doing business with the Company or such Subsidiary or in any way interfere with the relationship between any such customer, client, supplier, licensee, referral source or business relation and the Company or any such Subsidiary (including, without limitation, making any negative statements or communications concerning the Company or its Subsidiaries).

12.3           Without limiting any other obligation of Consultant or the Company pursuant to this Agreement, each of Consultant and the Company hereby covenants and agrees that, except as may be required by applicable law, shall not make any statement, written or verbal, in any forum or media, or take any other action in disparagement of (i) in the case of Consultant, the Company or its Subsidiaries or Affiliates or any of their respective past and present investors, officers, directors or employees or their respective policies, business practices, processes, operations, products or facilities or (ii) in the case of the Company, Consultant, in either case, during Consultant’s employment or any time thereafter.

12.4           If, at the time of enforcement of Section 11 or this Section 12, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  Consultant acknowledges that the restrictions contained in Section 11 and this Section 12 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

12.5           Because Consultant’s services are unique and because Consultant has access to Proprietary Information, the parties hereto agree that, in the event of the breach or a threatened breach by Consultant of any of the provisions of Section 11 or this Section 12, the Company and its Subsidiaries would suffer irreparable harm and money damages would be an inadequate remedy therefor, and in addition and supplementary to other rights and remedies existing in its favor, the Company or any of its Subsidiaries shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security and without proof of monetary damages or an inadequate remedy at law).  In addition, in the event of an alleged breach or violation by Consultant of this Section 12, (i) the Protection Period shall be tolled until such breach or violation has been duly cured, (ii) the Company and its Subsidiaries shall be entitled to recover from Consultant all profit, remuneration or other consideration that Consultant gains from breaching the covenant and damages that the Company suffers as a result of the breach and (iii) reimbursement of all costs and expenses incurred by the Company in enforcing those obligations or otherwise defending or prosecuting any litigation arising out of Consultant’s obligations, including premiums for bonds, fees for experts and investigators, and legal fees, costs and expenses incurred before a lawsuit is filed and in trial, appellate, bankruptcy and judgment-execution proceedings.

12.6           Consultant acknowledges that the provisions of Section 11 and this Section 12 are in consideration of: (i) engagement with the Company, (ii) the Option Amendments and (iii) additional good and valuable consideration as set forth in this Agreement.  In addition, Consultant agrees and acknowledges that the restrictions contained in Section 11 and this Section 12 do not preclude Consultant from earning a livelihood, nor do they unreasonably impose limitations on Consultant’s ability to earn a living.  In addition, Consultant acknowledges (x) that the business of the Company and its Subsidiaries will be conducted throughout North America and other jurisdictions where the Company and its Subsidiaries conduct business, and (y) notwithstanding the state of organization or principal office of the Company or any of its Subsidiaries or facilities, or any of their respective executives or Consultants (including Consultant), it is expected that the Company and its Subsidiaries will have business activities and have valuable business relationships within its industry throughout North America and other jurisdictions where the Company and its Subsidiaries conduct business.  Consultant agrees and acknowledges that the potential harm to the Company and its Subsidiaries of the non-enforcement of any provision of Section 11 and this Section 12 outweighs any potential harm to Consultant of its enforcement by injunction or otherwise.  Consultant acknowledges that he has carefully read this Agreement and consulted with legal counsel of Consultant’s choosing regarding its contents, has given careful consideration to the restraints imposed upon Consultant by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and its Subsidiaries now existing or to be developed in the future.  Consultant expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

13.   Consultant’s Representations.  Consultant hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Consultant do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Consultant is a party or by which Consultant is bound, (b) Consultant is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Consultant, enforceable in accordance with its terms.  Consultant hereby acknowledges and represents that Consultant has consulted with independent legal counsel regarding Consultant’s rights and obligations under this Agreement and that Consultant fully understands the terms and conditions contained herein.

14.   Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to the Company: Bonds.com Group, Inc. 1500 Broadway, 31st Floor New York, NY 10036 Attention: Chief Executive Officer

Notices to Consultant:

To Consultant’s last known address on the Company’s records or to such other name or address as any designated recipient shall specify by notice to the other designated recipients in the manner specified in this Agreement.

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

15.   Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Consultant, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

16.   Consent to Jurisdiction.  EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION OVER NEW YORK, NEW YORK AND THAT SUCH COURTS SHALL BE THE EXCLUSIVE JURISDICTION AND VENUE FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 16.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF SUCH COURTS’ JURISDICTION AND VENUE FOR ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

17.   Waiver of Jury Trial.  AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH THEIR COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES, TO THE MAXIMUM EXTENT ALLOWED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

18.   Choice of Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

19.   Entire Agreement.  This Agreement and the Separation Agreement (and in each case, any agreement or document expressly referenced therein) represents the entire agreement of the parties with respect to the subject matters addressed herein and may not be modified or amended except upon a written agreement signed by both parties.

20.   No Fraud.  The parties agree that no inducements, statements or representations have been made that are not set forth in this Agreement and that they did not rely on any inducements, statements or representations not set forth herein.

21.   Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

22.   No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

23.   Counterparts.  This Agreement may be executed in separate counterparts (including by means of facsimile and electronic transmission in portable document format (pdf)), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

24.   Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Consultant, the Company and their respective heirs, successors and assigns, except that Consultant may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

25.   Titles and Headings.  The titles and headings of the various sections of this Agreement are intended solely for convenience of reference and are not intended to explain, modify or place any interpretation upon any of the provisions of this Agreement.

26.   Legal Fees and Costs.  In any litigation that arises from this Agreement, the prevailing party (or parties) may recover his or its legal fees and costs from the non-prevailing party (or parties).

27.   Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to the Company and its Subsidiaries, any other Person controlling, controlled by or under common control with the Company or any of its Subsidiaries and, in the case of a Person which is a partnership, any partner of the Person.

“Cause” means with respect to Consultant one or more of the following: (i) the conviction of a felony or plea of nolo contendere or guilty to a felony or Consultant engages in serious misconduct, (ii) willful misconduct or gross negligence in connection with his engagement which is intended to result or does result in a material adverse effect on the Company or any of its Subsidiaries, (iii) any willful act or omission aiding or abetting a competitor of the Company or any of its Subsidiaries to the material disadvantage or detriment of the Company or any of its Subsidiaries, or (iv) a material breach of any of Consultant’s obligations under this Agreement, provided, however, with respect to clause (iv), the Company will give written notice to Consultant describing the event or events constituting such material breach and, if such events are capable of being cured, such events must not be cured by Consultant to the Company’s reasonable satisfaction within five (5) calendar days after Consultant’s receipt of such notice.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Proprietary Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential” and now existing or to be developed in the future during the term of this Agreement), in any form or medium, that relates to or results from the business, historical or projected financial results, products, services or research or development of the Company or any of its Subsidiaries or Affiliates or their respective suppliers, distributors, customers, independent contractors or other business relations.  Proprietary Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (I) related to the Company’s or its Subsidiaries’ or Affiliates’ (including their predecessors’ prior to being acquired by the Company) current or potential business and (II) is not generally or publicly known.  Proprietary Information includes, but is not limited to, the following: (i) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, including plans regarding planned and potential sales, financial and business plans, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and prices and terms, risk management practices, negotiation strategies and practices, accounting and business methods, acquisition opportunities, development, transition and transformation plans, locations of sales representatives, customer service, integration processes and requirements and costs of providing service, support and equipment); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company’s or any of its Subsidiaries’ current, former or prospective employees (including personnel files and other information), suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) Trade Secrets, technology, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, flow charts, documentation, models, data and data bases relating thereto; (iv) computer software, including operating systems, applications and program listings; (v) inventions, innovations, ideas, devices, improvements, developments, methods, processes, designs, analyses, drawings, photographs, reports and all similar or related information (whether or not patentable and whether or not reduced to practice); (vi) copyrightable works, (vii) intellectual property of every kind and description, and (viii) all similar and related information in whatever form.

“Subsidiary” or “Subsidiaries” means any Person of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more Subsidiaries of the Company or a combination thereof and for this purpose a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).  For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.

“Trade Secrets” means the Company’s and its Subsidiaries’ trade secrets and other Proprietary Information (as defined above) that the Company and/or its Subsidiaries has made reasonable efforts to keep confidential and that derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Consultant have executed this Agreement as of the date first above written.

BONDS.COM GROUP, INC.

By:	/s/ John Ryan
Name:	John Ryan
Title:	Chief Financial Officer

/s/ David J. Weisberger
DAVID J. WEISBERGER

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